Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration Statement No. 333-238458

January 26, 2021

$1,000,000,000

0.495% Fixed Rate Senior Notes Due 2024

Pricing Term Sheet

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Fixed Rate Senior Notes
Format:	SEC Registered
Expected Issue Ratings(1):	Aa3/stable (Moody’s) / A+/stable (S&P)
Minimum denomination:	$250,000 x $1,000
Trade date:	January 26, 2021
Settlement date(2):	February 2, 2021 (T+5)
Maturity Date:	February 2, 2024
Principal amount:	$1,000,000,000
Benchmark US Treasury:	T 0.125% due January 15, 2024
Benchmark US Treasury Yield:	0.175%
Spread to Benchmark:	+32bps
Reoffer yield:	0.495%
Coupon:	0.495%
Public offering price:	100.00%
Interest payment dates:	February 2 and August 2 of each year, beginning on August 2, 2021 and ending on the Maturity Date.
Day count:	30/360
CUSIP:	22550L2E0
ISIN:	US22550L2E08
Concurrent Debt Offering:	The Issuer’s parent company, Credit Suisse Group AG, is concurrently offering $2,000,000,000 1.305% Fixed Rate/ Floating Rate Senior Callable Notes due 2027 and the Issuer is concurrently offering $1,000,000,000 Floating Rate Senior Notes due 2024.
Sole bookrunner:	Credit Suisse Securities (USA) LLC
Co-managers:	Academy Securities, Inc. CastleOak Securities, L.P. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

(1) A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

(2) It is expected that delivery of the Fixed Rate Senior Notes will be made against payment therefor on or about the settlement date specified on this communication, which will be the fifth business day following the date of pricing of the Fixed Rate Senior Notes (this settlement cycle being referred to as ‘‘T+5’’). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Fixed Rate Senior Notes prior to their date of delivery may be required, by virtue of the fact that the Fixed Rate Senior Notes initially will settle in T+5 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Fixed Rate Senior Notes who wish to trade Fixed Rate Senior Notes prior to their date of delivery should consult their own advisor.

The Issuer has filed a registration statement, including a prospectus and a prospectus supplement with the SEC, for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.

Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration Statement No. 333-238458

January 26, 2021

$1,000,000,000

Floating Rate Senior Notes Due 2024

Pricing Term Sheet

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Floating Rate Senior Notes
Format:	SEC Registered
Expected Issue Ratings(1)	Aa3/stable (Moody’s) / A+/stable (S&P)
Minimum denomination:	$250,000 x $1,000
Trade date:	January 26, 2021
Settlement date(2)	February 2, 2021 (T+5)
Maturity Date:	February 2, 2024
Principal amount:	$1,000,000,000
Reference Rate:

A compounded average of daily Secured Overnight Financing Rate (“SOFR”) determined by reference to the SOFR Index for each quarterly Interest Reset Period (as more particularly described in the Issuer’s preliminary pricing supplement dated January 26, 2021)

Margin:	+39bps
Coupon:	Compounded Daily SOFR +39bps
Issue Price:	100.00%
Interest Reset Period:	Each period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, February 2, 2021) to, but excluding, the next succeeding Interest Payment Date.
Interest Payment Dates:	On February 2, May 2, August 2, and November 2 of each year, beginning on May 2, 2021 and ending on the Maturity Date as adjusted in accordance with the Business Day Convention.
Business Day Convention:	Adjusted Modified Following Business Day Convention
Interest Determination Dates:	Two U.S. Government Securities Business Days prior to the Interest Payment Date on which the relevant Interest Reset Period ends.
Business Day:	Any weekday that is a U.S. Government Securities Business Day and is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in the City of New York.
U.S. Government Securities Business Day:	Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Observation Period:	In respect of any Interest Reset Period, the period from, and including, the second U.S. Government Securities Business Day prior to the first day of such Interest Reset Period to, but excluding, the second U.S. Government Securities Business Day prior to the Interest Payment Date on which such Interest Reset Period ends.
Day count:	Actual/360
CUSIP:	22550UAB7
ISIN:	US22550UAB70
Concurrent Debt Offering:	The Issuer’s parent company, Credit Suisse Group AG, is concurrently offering $2,000,000,000 1.305% Fixed Rate/ Floating Rate Senior Callable Notes due 2027 and the Issuer is concurrently offering $1,000,000,000 0.495% Fixed Rate Senior Notes due 2024.
Sole Bookrunner:	Credit Suisse Securities (USA) LLC
Co-managers:	Academy Securities, Inc. CastleOak Securities, L.P. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

(1) A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

(2) It is expected that delivery of the Floating Rate Senior Notes will be made against payment therefor on or about the settlement date specified on this communication, which will be the fifth business day following the date of pricing of the Floating Rate Senior Notes (this settlement cycle being referred to as ‘‘T+ 5’’). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Floating Rate Senior Notes prior to their date of delivery may be required, by virtue of the fact that the Floating Rate Senior Notes initially will settle in T+ 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Floating Rate Senior Notes who wish to trade Floating Rate Senior Notes prior to their date of delivery should consult their own advisor.

The Issuer has filed a registration statement, including a prospectus and a prospectus supplement with the SEC, for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.